Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

F.N.B. Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of the offering is $349,510,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.150% Senior Notes due 2025	457(r)	$350,000,000	99.860%	$349,510,000	$92.70 per million	$32,399.58

	Total Offering Amount					$349,510,000	$92.70 per million	$32,399.58

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$32,399.58